Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-63878 and No. 333-38652) of Graphic Packaging Holding Company (successor in interest to Graphic Packaging International Corporation) of our report dated June 29, 2010, relating to the financial statements and supplemental schedules of GPI Hourly Savings Plan (For Represented Employees), which appears in this Annual Report on Form 11-K of the GPI Hourly Savings Plan (For Represented Employees) for the year ended December 31, 2009.
/s/ Babush Neiman Kornman & Johnson, LLP
Atlanta, Georgia
June 29, 2010